Foresters Life Insurance and Annuity Company
[40 Wall Street, New York, N.Y. 10005]
[(800) 832-7783 www.forestersfinancial.com]

INDIVIDUAL VARIABLE LIFE INSURANCE POLICY

• Fixed Premiums Payable until the earlier of End of Premium Period or Death of Insured

• Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date

• Options for Payment of Proceeds

• Non-participating – No Annual Dividends

Foresters Life Insurance and Annuity Company agrees to pay the Proceeds of this Policy to the Beneficiary upon receipt of due proof of the death of the Insured and to provide the other rights and benefits in accordance with the terms of this Policy.

Signed for Foresters Life Insurance and Annuity Company at its Home Office in New York, New York	NOTICE OF 10 DAY RIGHT TO EXAMINE POLICY:
Knut Olson, President
If for any reason the Owner is dissatisfied with this Policy, it may be returned to the Company or to the insurance agent through whom it was purchased within ten days after its receipt by the Owner (thirty days in the case of a replacement policy). The premium, including any policy charges, will then be refunded, whereupon the Policy shall be void from the beginning and the Owner and the Company shall be in the same position as if no Policy had been issued.

Carol L. Brown, Secretary

Death Benefit may increase or decrease in accordance with Separate Account investment experience.  See the “Death Benefit” Section on Page 23.

Guaranteed Minimum Death Benefit is equal to the Face Amount of this Policy on the Date of Issue if premiums are paid when due and there is no indebtedness.

Cash Values may increase or decrease in accordance with Separate Account investment experience.

This Policy is a contract between the Owner and the Company.
IT IS IMPORTANT THAT YOU READ YOUR POLICY CAREFULLY

 ICC16-VL-3 (09/16)

Table of Contents

A.	General Provisions	9
	Definitions and Abbreviations	9
	The Policy	9
	Change of Policy	9
	Elections, Designations, and Changes	10
	Ownership	10
	Control of Policy	10
	Assignment	10
	Not Contestable After Two Years	10
	Suicide Within Two Years	10
	Age	11
	Policy Periods	11
	Misstatement of Age or Sex	11
	Claims of Creditors	11
	Non-participating	11
	Annual Report	11
	Illustration	11
	Deferment	11
	Conformity with Interstate Insurance Product Regulation Commission Standards	12
B.	Beneficiary	12
	Designation	12
	Change	12
	Death of Beneficiary	12
C.	The Accounts	12
	The Separate Account	12
	Subaccounts of the Separate Account	12
	Change Within a Fund	13
	The Fixed Account	13
	The Loan Account	13
D.	Premiums	13
	Where Payable	13
	Amount and Frequency	13
	Grace Period	13

	Default Due to Non-Payment of Premiums	13
	Automatic Premium Loan Provision	13
	Basic Benefit Premium	14
	Extra Premium	14
	Net Premium	14
	Charges and Fees	14
	Allocation of Net Premiums	14
E.	Benefit Bases	15
	Total Benefit Base	15
	Subaccount Benefit Base	15
	Fixed Account Benefit Base	15
	Loan Account Benefit Base	16
	Net Benefit Base	16
	Net Cost of Insurance	16
	Assumed Benefit Base	16
F.	Interest Rates	16
	Fixed Account Interest Rate	16
	Loan Account Interest Rate	16
	Assumed Interest Rate	16
G.	Policy Values	17
	Excess Investment Return	17
	Variable Insurance Amount	17
	Values and Surrender Charge	17
	Tabular Values	17
	Accumulation Value and Cash Value	18
	Net Single Premium for the Variable Insurance Amount	18
H.	Basis of Computation	18
I.	Policy Loans	18
	Loan Amount Available	18
	Loan Value	18
	Policy Loans and Loan Repayments	19
	Policy Loan Balance	19
	Loan Default	19

ICC16-VL-3 (09/16)	Page 2

Table of Contents - continued

	Interest on Policy Loans	19
	Effect of a Loan	19
J.	Surrenders	20
	Surrender Value	20
	Surrender of Policy	20
	Surrender Value (Non-Forfeiture) Options	20
	Surrender of Paid-Up or Extended Term Insurance	21
K.	Changing Net Benefit Base Allocations	21
	Transfer of Net Benefit Base	21
	Systematic Transfer Option	21
	Automated Subaccount Reallocation Option	22
L.	Reinstatement	22
M.	Amount of Proceeds	23
	Maturity Proceeds	23
	Death Proceeds	23
	Death Benefit	23
N.	Policy Changes	23
	Changing the Premium Class	23
O.	Payment of Proceeds	23
	Payment	23
	Election of Payment Option	24
	Payment Option Availability	24
	Payment Options	24
	Payment Contracts	25

ICC16-VL-3 (09/16)	Page 3

POLICY SCHEDULE – Continued

POLICY SCHEDULE

Contract Data

Form Number	ICC16-VL-3 (09/16)	Policy Number	[0000123456]

Insured	[John Doe]	Issue Date	[January 1, 2018]

Issue Age and Sex	[35] – [Male]	Maturity Date	[January1, 2104]

Premium Class	[Standard] [Non-Tobacco]

Premium Mode	[Annual]

Owner	[Insured]

Beneficiary	As designated by you in the Application as of the Issue Date unless you later change your designations in accordance with the Policy Provisions.

Schedule of Benefits and Premiums

Face Amount	Basic Benefit	Premium	Payable	Form #

[$250,000]	The Policy	[$3,200.00]	[to age 100]	ICC16-VL-3 (09/16)

Benefit Amount	Additional Benefit Rider or Rating	Extra Premium	Payable

[See page 5-a]	[Guaranteed Insurability Option]	[$127.00]	[to age 46]	[ICC17 GIO-3 (03/17)]

[ $25,000]	[Spouse Rider]	[$20.00]	[payable for 20 years; for years 21+ see page 5-a]	[Spouse Rider]
[$100,000]	[Level Term Insurance]	[121.00]	[current premiums payable for 15 years; see page 5-a]	[ICC17-LTR-3(03/17)]

	Total Premium	[$3,468.00]

Annual Nonforfeiture Factor
The following factor is used in calculating Cash Values under your Policy beyond the years shown in this Policy Schedule. Its use is further described in the Section entitled Tabular Cash Value.

Annual Nonforfeiture Factor per Thousand of Face Amount
Policy Years [21+]                                                [$11.14]

Modal Premiums
Total modal premiums for this Policy under available modes are shown below. See Premiums – Amount and Frequency.

Annual	[$	3,468.00]
Semi-annual	[$	1,768.68]
Quarterly	[$	901.68]
Monthly Electronic	[$	307.10]

POLICY SCHEDULE CONTINUED ON NEXT PAGE
ICC17 VL-3 (05/17)	Page 4

POLICY SCHEDULE – Continued
IMPORTANT COVERAGE INFORMATION
Your Policy’s Death Benefit will increase or decrease depending on the rates of return earned by the investment options you choose. However, the Death Benefit will never be less than the Face Amount of this Policy.  The amount of proceeds payable at death is adjusted by certain factors such as outstanding Policy Loans, Rider proceeds and partial Premium payments. This is described further in the Policy - Amount of Proceeds. Cash Values may increase or decrease in accordance with Separate Account experience; at the policy Maturity Date there may be little or no cash surrender to be paid.

Policy Charges

Premium Charge Percentage	Policy Years[1 - age 100] 9.0%

Per Thousand of Face Amount Charge	There is a charge of [$2.00] per thousand of Face Amount deducted from the [Annual] premium payment made in Policy Years [1- age 100].

Policy Charge	There is a policy charge of [$95.00] deducted from each

[Annual] premium payment.

Modal Premium Percentage	[0.00%] of each [Annual] premium payment.

Transfer Fee
There is currently a transfer fee of $10 for each Transfer of Net Benefit Base in excess of [four] per Policy Year excluding transfers made under the Systematic Transfer Option or the Automated Subaccount Reallocation Option.

Daily Mortality and Expense Risk Charge	[0.001367%] for the first [20] years

[0.000684%] thereafter

The Separate Account for this Policy is First Investors Life Separate Account B. The currently available Subaccounts and the Fixed Account are identified in the Application.  Allocations will be in accordance with your selections in the Application unless you later change your allocations in accordance with the Policy provisions.

Maximum Surrender Charges per $1,000 of Face Amount

Policy Year	Surrender Charge Per Thousand
[1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16+]	$ [22.32 $ 21.21 $ 20.05 $ 18.85 $ 17.60 $ 16.30 $ 14.95 $ 13.55 $ 12.08 $ 10.56 $ 8.98 $ 7.33 $ 5.61 $ 3.82 $ 1.95 $ 0.00]

POLICY SCHEDULE CONTINUED ON NEXT PAGE
ICC16- VL-3 (09/16)	Page 5

[	POLICY SCHEDULE – Continued
Additional Riders:

[Waiver of Premium: If elected, the Waiver of Premium benefit and Extra Premium is shown on page 4.]

[Level Term Insurance Rider: The Rider Benefit amount and Extra Premium for this rider is shown on page 4. For this rider, for policy years 1-[15], the current annual premium is [$x,xxx.xx] and the maximum guaranteed annual premium is [$x,xxx.xx]. We may change the current annual premium. (See rider Premium Change provision).]

[Children’s Insurance Rider: Provides Term Life coverage for the qualified children of the base policy Insured. See rider for details.  The Coverage Amount and Extra Premium for this Rider are shown on page 4.]

[Spouse Term Rider:    Provides Term Life coverage for the spouse of the base policy Insured. The Coverage Amount and Extra Premium for this Rider are shown on page 4. Premiums are level for 20 years. Thereafter, premiums increase for subsequent 20 year periods, payable through age 65 of the Insured Spouse. Coverage expires at the greater of 20 years or age 65 of the Insured Spouse. See rider for details.

Annual Premium for Insured Spouse: [Age 20 Female Non-Tobacco]: ]
[Years   1-20:  $ 20.00]
[Years  21-40:        84.00]
[Years  41-45:  $ 260.00 ]

[Accidental Death Benefit: This rider pays an additional death benefit in the event of accidental death of the insured. The Coverage Amount and Extra Premium for this Rider are shown on page 4. See rider for details. ]

[Guaranteed Insurability Option Rider: This rider provides for optional additional life insurance, available at specified future dates, without requiring additional proof of insurability and with a 1styear Premium reduction, in accordance with the rider provisions. The Extra Premium for this Rider is shown on page 4. Any optional additional insurance subsequently elected is a separate New Policy requiring additional premium payments. See below for specifications pertaining to the rider.  See rider for details.]

[Guaranteed Insurability Rider Specifications:

Policy Anniversary on which the Insured Attains Age:	Regular Option Date	Option Amount	Underwriting Savings Amount Percentage

[37	1/1/2020	[50,000]	25% of first year annual premium]
[40	1/1/2023	[50,000]	25% of first year annual premium]
[43	1/1/2026	[50,000]	25% of first year annual premium]
[46	1/1/2029	[50,000]	25% of first year annual premium]

POLICY SCHEDULE CONTINUED ON NEXT PAGE

ICC17 VL-3 (05/17)

[Page 5-a]	]

POLICY SCHEDULE – Continued

Contract Limitations
Limitations in effect for your Policy are listed below.

	LIMITATION	AMOUNT
•	Maximum Fixed Account Allocation Percentage	[50%]
•	Maximum Fixed Account Transfer Percentage	[25%]
•	Minimum Policy Loan Amount	[$500]
•	Minimum Loan Repayment Amount	[$100]
•	Minimum Amount for Transfer of Net Benefit Base	[$100]
•	Minimum Transfer Amount for Systematic Transfer Option	[$100]

Policy Interest Rates
Interest rates in effect for your Policy are listed below.

DESCRIPTION		RATE
•	Fixed Account Guaranteed Interest Rate	2.0%
•	Loan Account Interest Rate	4.0%
•	Assumed Interest Rate	4.0%
•	Policy Loan Interest Rate	6.0%
•	Reinstatement Interest Rate	6.0%
•	Proceeds Left At Interest- Guaranteed Interest Rate	1.0%

Mortality Table
The mortality table, which is used in the calculation of the mortality charge and in the calculation of present values, surrender values and net single premiums, is the 2001 CSO [Non-Smoker] Mortality Table for [Males], age last birthday. The use of this table is further described in your Policy under Tabular Cash Value and Basis of Computation.
Important Note
THE CURRENT INTEREST RATE IS NOT GUARANTEED. We may declare current interest rates for the Fixed Account in excess of the Fixed Account Guaranteed Interest Rate. There is no guarantee that we will declare such current interest rates. This may cause Cash Values and Death Benefits to be less than those illustrated.

Administrative Office
Correspondence and Notices should be addressed to us at:
Foresters Life Insurance and Annuity Company
In Force Services Department
[Raritan Plaza 1]
[P.O. Box 7836]
[Edison, NJ 08818-7836]

POLICY SCHEDULE CONTINUED ON NEXT PAGE

ICC16-VL-3 (09/16)	Page 6

POLICY SCHEDULE – Continued
[800-832-7783]

Net Single Premium per $1.00 of Insurance*
[MALE] - [STANDARD] [NON-TOBACCO]

Attained Age	NSP	Attained Age	NSP	Attained Age	NSP	Attained Age	NSP

0	[0.06236	35	0.20805	70	0.61825	105	0.94276
1	0.06416	36	0.21548	71	0.63321	106	0.94593
2	0.06629	37	0.22316	72	0.64814	107	0.94900
3	0.06863	38	0.23111	73	0.66294	108	0.95199
4	0.07115	39	0.23932	74	0.67764	109	0.95489

5	0.07379	40	0.24780	75	0.69226	110	0.95770
6	0.07655	41	0.25655	76	0.70679	111	0.96042
7	0.07940	42	0.26557	77	0.72118	112	0.96304
8	0.08237	43	0.27484	78	0.73535	113	0.96557
9	0.08546	44	0.28437	79	0.74918	114	0.96801

10	0.08867	45	0.29414	80	0.76261	115	0.97036
11	0.09199	46	0.30416	81	0.77560	116	0.97261
12	0.09541	47	0.31444	82	0.78812	117	0.97478
13	0.09891	48	0.32503	83	0.80022	118	0.97687
14	0.10250	49	0.33597	84	0.81189	119	0.97895

15	0.10613	50	0.34726	85	0.82307	120	0.98064]
16	0.10977	51	0.35887	86	0.83368
17	0.11347	52	0.37078	87	0.84366
18	0.11722	53	0.38296	88	0.85298
19	0.12108	54	0.39540	89	0.86162

20	0.12508	55	0.40804	90	0.86956
21	0.12924	56	0.42088	91	0.87694
22	0.13357	57	0.43392	92	0.88390
23	0.13807	58	0.44720	93	0.89044
24	0.14275	59	0.46075	94	0.89655

25	0.14762	60	0.47454	95	0.90219
26	0.15265	61	0.48851	96	0.90745
27	0.15786	62	0.50261	97	0.91248
28	0.16327	63	0.51676	98	0.91724
29	0.16892	64	0.53097	99	0.92166

30	0.17480	65	0.54523	100	0.92562
31	0.18094	66	0.55957	101	0.92922
32	0.18734	67	0.57402	102	0.93274
33	0.19399	68	0.58862	103	0.93617
34	0.20089	69	0.60337	104	0.93952

* NSP's for fractional ages available on request

POLICY SCHEDULE CONTINUED ON NEXT PAGE

ICC16-VL-3 (09/16)	Page 7

POLICY SCHEDULE – Continued

Tabular Values per $1,000 of Face Amount

[MALE] - ISSUE AGE [35] - [STANDARD] [NON-TOBACCO]

End of Year	Tabular Accumulation Value	Tabular Cash Value	Paid Up Insurance	Extended Insurance
				Years	Days
1	[$9.32	$0.00	$0	0	0
2	$18.98	$0.00	$0	0	0
3	$28.97	$10.12	$44	6	339
4	$39.28	$21.68	$91	12	44
5	$49.94	$33.64	$136	15	305
6	$60.94	$45.99	$180	18	136
7	$72.27	$58.72	$222	20	97
8	$83.92	$71.84	$262	21	229
9	$95.89	$85.33	$301	22	243
10	$108.17	$99.19	$338	23	183
11	$120.76	$113.43	$373	24	67
12	$133.68	$128.07	$408	24	261
13	$146.98	$143.16	$441	25	39
14	$160.73	$158.78	$473	25	140
15	$174.92	$174.92	$504	25	209
16	$189.50	$189.50	$529	25	186
17	$204.47	$204.47	$552	25	144
18	$219.77	$219.77	$574	25	83
19	$235.40	$235.40	$596	25	6
20	$251.30	$251.30	$616	24	278

Age 55	$251.30	$251.30	$616	24	278
Age 60	$334.85	$334.85	$706	23	18
Age 65	$423.68	$423.68	$778	20	319]

CASH VALUES AND ACCUMULATION VALUES ON FUNDS ALLOCATED TO THE VARIABLE SUBACCOUNTS ARE NOT GUARANTEED.

THE NET RETURN ON THE VARIABLE SUBACCOUNTS (GROSS RETURN LESS THE DEDUCTION FOR FUND OPERATING EXPENSES AND MORTALITY AND EXPENSE CHARGES) MUST BE AT LEAST 4.00% TO MAINTAIN THE ABOVE SCHEDULE OF CASH VALUES AND ACCUMULATION VALUES.

CASH VALUES AND ACCUMULATION VALUES WOULD BE AT LEAST EQUAL TO THOSE TABULAR VALUES IN THE ABOVE SCHEDULE IF ALL PREMIUMS WERE ALLOCATED TO THE FIXED ACCOUNT, AND THE FIXED ACCOUNT WAS CREDITED WITH AN INTEREST RATE EQUAL TO AT LEAST 4.00%; HOWEVER, THE MAXIMUM FIXED ACCOUNT ALLOCATION PERCENTAGE IS LIMITED TO 50% OF NET PREMIUM, AND THE FIXED ACCOUNT GUARANTEED INTEREST RATE IS 2.00%.  ACCORDINGLY, IF ALL PREMIUMS WERE ALLOCATED TO THE FIXED ACCOUNT, AND THE FIXED ACCOUNT WAS CREDITED WITH THE FIXED ACCOUNT GUARANTEED INTEREST RATE OF 2.00%, THE RESULTING TABULAR VALUES WOULD BE LESS THAN THE TABULAR VALUES IN THE ABOVE SCHEDULE.

[POLICY SCHEDULE CONTINUED ON NEXT PAGE]

ICC16-VL-3 (09/16)	Page 8

A. General Provisions

Definitions and Abbreviations

Frequently used terms you need to know to understand this Policy are defined below.  Other terms in the Policy have the meaning ascribed to them in the context in which they first appear.

(a)
Administrative Office is the office indicated in the Policy Schedule to which Notices, requests and payments must be sent. We will notify you in writing and provide you with an address if we designate  another office  for policy administration and/or the receipt of correspondence and requests.

(b)	Company (also “we”, “us” or “our”) means Foresters Life Insurance and Annuity Company.

(c)	Face Amount is the amount stated on the Policy Schedule.

(d)
Fund(s)    are  the  open-end   management companies registered under the Investment Company Act of 1940, as amended (“the Act”). The Subaccounts purchase shares of designated investment portfolios of a Fund with the assets of the Separate Account.

(e)	General Account consists of all assets of the Company other than those allocated to any Separate Account of the Company.

(f)	Insured is the person named in the Policy Schedule upon whose death the Death Benefit Proceeds are paid.

(g)	Issue Date is the date this Policy was issued as shown on the Policy Schedule.

(h)	Maturity Date is the date shown in the Policy Schedule on which this Policy terminates if the Insured is still living and if this Policy has not been surrendered or lapsed.

(i)
Notice is a signed written communication providing information we need.   We may authorize in advance another manner of communication at our discretion. All Notices to us must be sent to our Administrative Office and received in good order acceptable to us. To be effective for a Valuation Day, a Notice must be received in good order prior to the end of that Valuation Day.

(j)	NYSE means the New York Stock Exchange.

(k)
Owner (also “you” or “your”) is the person designated on the Policy Schedule who is entitled to the ownership rights under this Policy, unless changed in accordance with our policies set forth under Ownership. We will send the Owner all communications at their last address that we have on record.

(l)	SEC means the Securities and Exchange Commission.

(m)	Valuation Day means any day on which the New York Stock Exchange is open for trading and on which we are open for business.

The Policy

The entire contract between you and us consists of this Policy, the Policy  Schedule (and any supplements or changes thereto),  the Application (and any supplemental applications), and any riders or endorsements attached to this Policy. Only the President, a Vice-President, the Secretary, or an Assistant Secretary of the Company, has the power, on behalf of the Company, to change, modify, or waive any provisions of this Policy.  In case of conflict between any provision of this Policy and those of a rider or endorsement, the provisions of the rider or endorsement will control.

The Policy Schedule issued with the Policy reflects the initial specifications of the Policy, which are in effect on the Issue Date.   Some of these specifications may change by an action you request or take or by a change you make. Any of these changes will be reflected in a written notice (“Supplemental Schedule”), which supplements or restates the Policy Schedule and shows the effective date of the change. We will send you this written notice, along with a copy of any supplemental application, and they will become part of the entire contract between you and us as of their effective date.

All Policy changes, modifications, Notices, waivers or reinstatements must be in writing. We will not be bound by any promises or representations made by any agent or other person except as specified above.

Change of Policy

We may change this Policy without your consent to meet the requirements of applicable federal or state tax laws or regulations.

ICC16-VL-3 (09/16)	Page 9

For you and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code of 1986 or any successor law. Therefore, we reserve the right to make changes in this Policy (for example, a change in the Net Single Premium factors in the Policy  Schedule),  or to make distributions from this Policy, to the extent we deem that necessary to continue to qualify this Policy as life insurance. Any such changes will apply uniformly to all policies that are affected in the same manner. You will be given written notice of any such change.

We will refund the excess of any premium payment made over the maximum amount that could be paid without disqualifying the policy as life insurance under Section 7702 of the Internal Revenue Code. However, we will not refund the premium if it is necessary to continue coverage.

Elections, Designations, and Changes

You  must  request   elections,  designations  and change requests by giving us Notice.  We may require you to return this Policy to our Administrative Office for us to endorse your Policy to reflect any assignment, Policy Loan, change of Beneficiary designation, amendment, or modification.  We will process the changes, send you confirmation of our actions, and return your Policy if we had required it for endorsement.

Ownership

The Owner of this Policy is indicated on the Policy Schedule. You may request a change in Ownership while the Insured is alive. A change in Ownership will take effect on the date the request is signed by the previous Owner, unless otherwise specified, subject to any  actions taken by us prior to our receipt of this request.

Control of Policy

Consistent with the terms of any Beneficiary designation or any assignment, and with any other provisions of this Policy, during the lifetime of the Insured you may:

1.	Assign or surrender this Policy;

2.	Make or repay any Policy Loan;

3.	Amend or modify this Policy, subject to our consent when required; and

4.	Exercise any right and receive any benefit in connection with this Policy.

Assignment

You may assign your rights under this Policy.  No assignment of this  Policy  will be binding  on us unless we receive Notice of the assignment.  An assignment will be  effective  on the  date  signed, unless otherwise specified by you, subject to any payments made or actions taken by us prior to receipt of such Notice. We will not be responsible for the validity or sufficiency of any assignment.

Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made, and the assignee shall receive any sum payable to the extent of his or her interest.

Not Contestable After Two Years

In the absence of fraud, all statements made in the original Application, or any supplemental application (such as in connection with a reinstatement of this Policy), by or on behalf of the Insured are representations and not warranties. We may use any misstatements or misrepresentations to contest a claim or the validity of this Policy only if they are material and contained in the original Application, or any supplemental application, and a copy of such Application is attached to this Policy when issued or subsequent to issue, as applicable.

Except for non-payment of premiums or fraud in the procurement of the Policy, when permitted by applicable law in the state where the Policy is delivered or issued for delivery, we will not contest the Policy’s validity after it has been in force during the lifetime of the Insured for two years from the Issue Date or two years from the date of a Reinstatement (See Reinstatement).

If this Policy has been issued as a Conversion Policy from another policy issued by the Company, then the two year contestable period is measured from the original policy’s issue date.

Suicide Within Two Years

If the Insured dies by suicide within two years from the Issue Date, then this Policy will terminate, and our liability will be limited to the sum of all premiums paid, less any policy loan and loan interest.

ICC16-VL-3 (09/16)	Page 10

If this Policy  has been  issued  as a  Conversion Policy from another policy issued by the Company, then the Suicide provision is measured from the original policy’s issue date.

Age

The Insured’s Attained Age is the Issue Age on the Policy Schedule plus the number of complete Policy Years elapsed since the Issue Date.

Policy Periods

(a)	Policy Months, Policy Quarters and Policy Years are successive one-month, three-month and twelve-month periods, respectively, measured from the Issue Date.

(b)	Policy Anniversary is the date of each one- year interval as measured from the Issue Date.

Misstatement of Age or Sex

If the age or sex of the Insured has been misstated, we shall adjust the Policy values and benefits. We shall recalculate the Accumulation Value since the inception of the policy to the extent that the recalculation, in and of itself, shall not result in termination of the policy prior to the date of death.

When making an adjustment at the time of surrender, maturity, or death we shall assume that the Death Benefit in all preceding years is the actual Death Benefit that  would   have been   paid   under  the corrected age or sex of the Insured had death occurred in any preceding year. We will use the actual assumptions applied to the Policy during the recalculated period.

Claims of Creditors

Any Proceeds paid under this Policy will be exempt from the claims of creditors to the extent allowed by law.

Non-participating

This Policy is non-participating. It will not share in our surplus earnings.

Annual Report

We will send you a report each year within 30 days after the Policy Anniversary. The report will provide current information as of the Policy  Anniversary. The Annual Report will show the following and any other information required by law:
1.	The beginning and end dates of the current report period;

2.	The Accumulation Value, if any, at the beginning and end of the current report period;

3.	The amounts that have been credited or debited to the Accumulation Value during the current report period. Amounts credited and debited will be identified by type;

4.	The current Death Benefit at the end of the current report period;

5.	The Surrender Value at the end of the current report period;

6.	The Policy Loan Balance, if any, at the end of the current report period.

Illustration

Upon your written request, we will provide an illustration of future death benefits and surrender value. We will provide one illustration annually at no charge and will charge $25 for additional illustrations.  The illustration will be based on necessary assumptions specified by us and/or you.

Deferment

We may defer the payment of a loan, a surrender, or the excess of the Variable Insurance Amount over the Face Amount, for any period during which:

1.	the NYSE is closed for trading (except for normal holiday closing); or

2.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable.

The SEC determines as to whether the conditions described in (2) above exist.

We may defer for a period of up to six months the payment of a loan or a surrender, while this Policy is continuing in force as Paid-Up Insurance. We may also defer for up to six months the amount of any loan or surrender that is allocated to the Fixed Account, unless such payment will be used to pay premium due to us.

If we postpone the payment of a loan or surrender by more than ten days, interest at the rate we pay under the Proceeds Left at Interest Payment Option will be paid on the proceeds. The interest will be paid from the date of receipt of the request to the date payment is made. No interest will be paid if the amount of such interest is less than $25.

ICC16-VL-3 (09/16)	Page 11

We may defer for a period of up to six months any transfers from the Fixed Account.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under IIPRC standards.  Any provision of the Policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission Policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission Policy approval.

B. Beneficiary

Designation

We will pay the Death Proceeds to the Beneficiary or Beneficiaries whom you have named in the Application unless you have since changed the Beneficiary or Beneficiaries as provided below.

Change

You may request a change in your Beneficiary designations while the Insured is alive. Any change must be in writing, signed and dated by you and received, in good order by our Administrative Office. Any irrevocable Beneficiary designations cannot be changed without the written consent of such Beneficiary.      Any  change of Beneficiary designations will revoke all previous designations. Any change in Beneficiary designations will take effect on the date the request to change is signed, unless otherwise specified by you, subject to any actions we take prior to our receipt of the request.

Death of Beneficiary

Unless otherwise provided in the Beneficiary designation:

1.	If any Beneficiary dies before the Insured, that Beneficiary's interest will pass to the remaining Beneficiaries according to their respective interests; or

2.	If no Beneficiary survives the Insured, the Death Proceeds will be paid in one sum to you, if you are still alive; otherwise, to your estate.
C. The Accounts

Policy benefits are funded by investments that we make in one or more Subaccounts of the Separate Account and/or the Fixed Account.

Subject to our requirements and restrictions at the time of your request, you may direct us by Notice to invest net premium payments in one or more of these Subaccounts and/or the Fixed Account.

The Separate Account

The Separate Account is designated on the Policy Schedule.   Assets in the Separate Account are kept separate from those in our General Account and all of our other segregated asset accounts. We own the assets of the Separate Account and are not a trustee of such Separate Account.

The Separate Account holds the assets for this Policy.  We may transfer assets of the Separate Account, in excess of the reserves and other Policy liabilities with respect to such Separate Account, to another separate account or to our General Account. The Separate Account will not be charged with liabilities that arise from any other business we may conduct. Income, gains and losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to other income, gains and losses we may have.

The Separate Account is divided into Subaccounts, each  of  which  buys  shares  in   a  designated investment portfolio of a Fund. Thus, the Separate Account does not invest directly in stocks, bonds, etc. The assets of the Separate Account will be valued, and, hence, Policy benefits will vary, on each Valuation Day.

Subaccounts of the Separate Account

The Subaccounts represent different investment options within the Separate Account. The assets of each Subaccount will be invested in shares of a designated investment portfolio of a Fund.  The Application, which is part of this Policy, shows each Subaccount that was chosen and the designated portfolio of a Fund in which it invests.

We may, at our discretion, replace or supplement the Separate Account with a different separate account (which may have its own subaccounts) or add additional Subaccounts as available options under this Policy. We may also discontinue any existing Subaccounts as available options under this

ICC16-VL-3 (09/16)	Page 12

Policy.  We reserve the right to combine the Separate Account with any other separate account or to combine Subaccounts.

We may, at our discretion, invest the assets of any Subaccount in the shares of another investment company or any other investment permitted by law. Such substitution would  be made in compliance with any applicable provisions of the Act. If we deem it to be in the best interest of Owners, one or more of the Subaccounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

All  Fund  distributions will be reinvested and retained  as  assets of the  applicable  Separate Account. In the event of any substitution of Fund shares or change in operation of a Subaccount, we may issue a Policy endorsement for the Policy and take such other actions as may be necessary and appropriate to effect the substitution or change.

Change Within a Fund

The investment policy of a portfolio in which a Subaccount that is available under this Policy invests will not be materially changed by us unless approved by the New York State Department of Financial Services or deemed approved in accordance with applicable law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

We will provide you with written notice of details of any material change in investment options, including investment objectives and all charges.

The Fixed Account

Policy values held in the Fixed Account, which is part of our General Account, bear interest at a fixed rate which we periodically declare. This rate is at least  equal  to the  Fixed Account  Guaranteed Interest Rate, shown in the Policy Schedule.

The Loan Account

When you borrow from your Policy  through a Policy Loan, a portion of your Policy’s Cash Value equal to the loan is transferred from  the Subaccounts and/or Fixed Account, as applicable, to the Loan Account.  We maintain the Loan Account in our General Account. See Policy Loans for more information.
D.  Premiums

Where Payable

Pay your Premiums to us at our Administrative Office. If you request a receipt, we will provide one to you.

Amount and Frequency

Premiums are payable in advance beginning on the Issue Date for the number of years, amounts and at the intervals shown on the Policy Schedule. These premiums include Basic Benefit Premium and Extra Premium, if applicable. Premiums may be paid  on  an  annual,  semiannual,  quarterly   or monthly electronic mode. Premiums for all modes are shown in the Policy  Schedule for reference. You may change the frequency of premium payments subject to our rules in effect at the time of the change.  The change is made by giving us Notice.

Grace Period

A Grace Period of 31 days will be allowed for payment of each premium after the first. If such premium is paid within the Grace Period, policy values will be the same as if it had been paid on or before the due date. Any premium payment sent by U.S. mail must be postmarked before the expiration of the Grace Period.  This Policy will continue in force during the Grace Period unless surrendered.

If the Insured dies during the Grace Period of any premium due and unpaid, the Death Benefit will be the same as if such premium had been paid on or before the due date subject to the adjustments under the provision Death Proceeds.

Default Due to Non-Payment of Premiums

Any premium not paid before the end of the Grace Period will result in default. Default will terminate this Policy, effective 31 days after we have mailed you or any assignee of record Notice of such Default, except as provided under Surrender Value (Non-Forfeiture) Options.  The date of default is the date on which the unpaid premium was due.

Automatic Premium Loan Provision

If a policyholder has an Automatic Premium Loan, any premium not paid before the end of its Grace Period will be paid by charging the premium due as

ICC16-VL-3 (09/16)	Page 13

a Policy Loan against this Policy’s Surrender Value.

You have an Automatic Premium Loan if the Automatic Premium Loan option has been elected in the Application, or if you gave us Notice choosing the Automatic Premium Loan option while no premium was in default.

An Automatic Premium Loan cannot be made if the resulting Policy Loan and loan interest to the next premium due date would exceed the Loan Value. In the event that an Automatic Premium  Loan cannot be made, the provision entitled Surrender Value (Non-Forfeiture) Options will apply.

Interest at the Policy Loan Interest Rate will be charged on the Automatic Premium Loan from the date the Grace Period ends.

You may revoke the Automatic Premium Loan at any time by giving us Notice.

Basic Benefit Premium

The Basic Benefit Premium excludes any Extra Premium, if applicable, and is shown on the Policy Schedule.

Extra Premium

The Extra Premium, if applicable, is the total of any additional premium(s) for  supplemental benefits, for riders attached to this Policy,  and/or for any non-standard additional premium(s). The premium charged  for  any   supplemental  benefit  or  rider attached to this Policy is determined in accordance with the provisions outlined in such supplemental benefit or rider. Extra Premium, if applicable, is shown on the Policy Schedule.

Net Premium

We deduct from your Basic Benefit Premium payments any applicable Charges and Fees, as described below, in effect at the time of the payment. The amount remaining after such deductions is referred to as the Net Premium.

Charges and Fees

Policy Charge
The Policy Charge is shown in the Policy Schedule. We deduct the Policy Charge from each Basic Benefit Premium payment when it is received, in calculating the Net Premium.
Premium Charge
We calculate the Premium Charge by multiplying the Basic Benefit Premium, less the Policy Charge, by the Premium Charge Percentage shown in the Policy Schedule. We deduct the Premium Charge from each Basic Benefit Premium payment when it is received, in calculating the Net Premium.

Policy Face Amount Charge
We calculate the Policy Face Amount Charge by multiplying the Face Amount divided by $1,000 by the Per Thousand of Face Amount Charge factor. The Per Thousand of Face Amount factor is shown in the Policy Schedule.  We deduct the Policy Face Amount Charge from each Basic Benefit Premium payment when it is received, in calculating the Net Premium.

Modal Premium Charge
If you elect to pay Premiums at more frequent intervals than annually, there is a Modal Premium Charge.  We calculate this charge by multiplying the Modal Premium Percentage shown in the Policy Schedule by the Basic Benefit Premium less the Policy Charge, Premium Charge, and Policy Face Amount Charge. We deduct the Modal Premium Charge from each Basic Benefit Premium payment when it is received, in calculating the Net Premium.

If you pay your Premiums on an annual basis, the Modal Premium Charge is zero.

Allocation of Net Premiums

Your Net Premiums are allocated to each of the Subaccounts and/or Fixed Account according to the instructions you provided and our conditions in the Application. You may change those allocations by giving us Notice.  Allocations are subject to the following constraints:

1.	Allocation percentages must be in whole numbers;

2.	The allocation percentages must add up to 100%; and

3.	The allocation percentage for the Fixed Account may not exceed the Maximum Fixed Account Allocation Percentage shown in the Policy Schedule.

A change in the allocation percentages for future Net Premiums will affect reallocations occurring under the Automated Subaccount Reallocation Option. (See Automated Subaccount Reallocation Option).

ICC16-VL-3 (09/16)	Page 14

E.  Benefit Bases

Total Benefit Base

The Total Benefit Base is equal to the sum of the Benefit Bases in each of the Subaccounts, the Fixed Account and the Loan Account.

Subaccount Benefit Base

The Benefit Base in each Subaccount at any time is equal to the number of units this Policy has in that Subaccount, multiplied by that Subaccount’s unit value.

On the Issue Date, the Subaccount Benefit Base for any Subaccount is equal to the portion of the initial Net Premium that is allocated to the Subaccount.

Amounts you allocate to or transfer into  a Subaccount are used to purchase units in that Subaccount. We redeem units when amounts are deducted, transferred or surrendered from a Subaccount. These purchases and redemptions of units are referred to as “Policy Transactions”. These Policy Transactions include the portion of premium payments, surrenders, surrender charges, loans  or loan repayments, and Net Cost of Insurance allocable to the Subaccounts. They also include transfers into or out of a Subaccount.

The number of units a Policy has in a Subaccount at any time is equal to the number of units purchased, minus the number of units redeemed in that Subaccount up until that time. The number of units purchased or redeemed as a result of a Policy Transaction is equal to the dollar amount of the Policy Transaction divided by the Subaccount’s unit value on the date of the Policy Transaction.

Unit values are determined as of the end of each Valuation Day. The unit  value that applies  to a Policy Transaction made on a Valuation Day will be the unit value for that day. The unit value that applies to a Policy Transaction made on other than a Valuation Day will be the unit value for the next Valuation Day.

The unit value of a Subaccount on any Valuation Day is equal to the unit value on the previous Valuation Day, multiplied by the net investment factor for that Valuation Day.
The net investment factor for a Subaccount on any Valuation Day is equal to (a) divided by (b), less (c) where:

(a)
is the net asset value per share of the designated portfolio of the Fund at the end of the Valuation Day, plus the per share amount of any dividend or capital gain distribution declared by the Fund since the previous Valuation Day, less the per share amount of any taxes charged by us;

(b)	is the net asset value per share of the designated portfolio of the Fund on the previous Valuation Day; and

(c)	is the daily mortality and expense risk charge shown in the Policy Schedule.

The net asset value of a Fund’s shares is the value reported to us by the Fund’s investment advisor.

At the end of each Policy Year, the Net Cost of Insurance allocable to the Subaccounts is determined and deducted from the each Subaccount Benefit Base (See Net Cost of Insurance).

Fixed Account Benefit Base

On the Issue Date, the Fixed Account Benefit Base is equal to the portion of the initial Net Premium that is allocated to the Fixed Account. The Fixed Account Benefit Base on any succeeding day is equal to:

1.	the Fixed Account Benefit Base on the previous day; plus the sum of the following transactions that have occurred since the previous day:

2.	any Net Premiums allocated to the Fixed Account;

3.	any transfers into the Fixed Account, including transfers due to the repayment of a loan; and

4.	interest accrued on the Fixed Account Benefit Base, at the daily equivalent of the Fixed Account Interest Rate;

less the transactions due to any transfers out of the Fixed Account, loans, surrenders and surrender charges, that have occurred since the previous day.

At the end of each Policy Year, a transaction is made to deduct from the Fixed Account Benefit Base the Net Cost of Insurance allocable to the Fixed Account (See Net Cost of Insurance).

ICC16-VL-3 (09/16)	Page 15

Loan Account Benefit Base

The Loan Account Benefit Base is zero on the Issue Date, and is increased by Policy Loans and decreased by Loan Repayments. The balance in the Loan Account Benefit Base accrues interest on a daily basis at the Loan Account Interest Rate shown in the Policy Schedule.

Net Benefit Base

The Net Benefit Base, on any date, is the Total Benefit Base excluding the Loan Account Benefit Base.

Net Cost of Insurance

The Net Cost of Insurance is determined at the end of each Policy Year, and it is equal to the Total Benefit Base less the Accumulation Value. At the end of each Policy Year, the Net Cost of Insurance is deducted from the Subaccount Benefit Base and/or the Fixed Account Benefit Base in the proportion that such Benefit Base bears to the Net Benefit Base.

At the end of the Policy Year, as a result of the Net Cost of Insurance deduction, the Total Benefit Base is equal to the Accumulation Value.

Assumed Benefit Base

On the Issue Date, the Assumed Benefit Base is set equal to the initial Net Premium. On each subsequent Policy Anniversary, the Assumed Benefit Base is set equal to the Accumulation Value.

During a Policy Year, the Assumed Benefit Base on any succeeding day is equal to:

1.	the Assumed Benefit Base on the previous day; plus,

2.	any Net Premiums credited to the Policy; plus,

3.	interest accrued on the Assumed Benefit Base, at the daily equivalent of the Assumed Interest Rate.

The Assumed Benefit Base is used solely to calculate the Excess Investment Return as described under Policy Values below.
F.  Interest Rates

Fixed Account Interest Rate

The Fixed Account Guaranteed Interest Rate applicable to the Fixed Account Benefit Base is shown in the Policy Schedule.  We may declare excess interest over and above this guaranteed interest rate on the Benefit Base held in the Fixed Account.  If we declare excess interest, such amounts will be credited to the Policy at least annually. Once credited, they are non-forfeitable.

Excess interest rates applicable to the Fixed Account Benefit Base are based on future expectations as to investment earnings, mortality, persistency, expenses and taxes.

We can change excess interest rates.  Any such changes will be determined according to the procedures and standards on file, if required, with the insurance department of the state in which this Policy is issued.  Excess interest is credited on a basis equitable to all policyholders and based on written criteria approved by the board of directors or a committee thereof. We will make changes by class and future expectations for such elements as investment earnings, mortality,  persistency, expenses, and taxes, as applicable.

At our discretion,  we may credit different excess rates to different portions of the Fixed Account Benefit Base, based on the date of increases and decreases to such  Benefit Base, or based on any other method we may determine.

Loan Account Interest Rate

The interest rate applicable to the Loan Account Benefit Base is the Loan Account Interest Rate indicated in the Policy Schedule.

Assumed Interest Rate

The Assumed Interest Rate (“AIR”) is shown in the Policy Schedule.  This interest rate is used to calculate Tabular Accumulation Values, Tabular Cash   Values,  Net  Single  Premiums  and  the Assumed Benefit Base of this Policy, and is used in the determination of the Excess Investment Return for this Policy.  (See Excess Investment Return)

ICC16-VL-3 (09/16)	Page 16

G. Policy Values

Excess Investment Return

The Excess Investment Return for any date in a Policy Year is equal to the Total Benefit Base on that date, before any Net Cost of Insurance deductions, less the Assumed Benefit Base on that date.  The Excess Investment Return may be positive, zero, or negative.

Variable Insurance Amount

The Variable Insurance Amount is level throughout any Policy Year and changes only on Policy Anniversaries.

During the first Policy Year, the Variable Insurance Amount is zero.    On each subsequent Policy Anniversary, we determine the Variable Insurance Amount for the Policy Year beginning on that Anniversary as the sum of (a) and (b) where:

(a)	is the Variable Insurance Amount for the preceding policy year; and

(b)
is the amount of Paid-Up Insurance (positive or negative) purchased by the Excess Investment Return for the preceding Policy Year.  This amount is equal to the Excess Investment Return divided by the Net Single Premium per $1.00 of Insurance factor at the Insured’s then Attained Age.  The factor is shown in the Policy Schedule.

The Variable Insurance Amount, if positive, is reflected in the Death Benefit proceeds.

Values and Surrender Charge

In determining the Tabular Values the following Values A and B are calculated:

Value A

Value A is zero on the Issue Date. Value A at the end of any subsequent Policy Year is calculated as (a) + (b) + (c) – (d) where:

(a)	is Value A at the end of the previous Policy Year:

(b)	is the Net Premiums due during that Policy Year;

(c)	is interest at the Assumed Interest Rate to the end of the Policy Year on (a) and (b); and

(d)	is a mortality charge equal to the mortality rate for the Insured’s Attained Age divided by one minus such rate, times the excess of the Face Amount, accumulated for one-half year at the Assumed Interest Rate, over the sum of (a), (b), and (c) above. The mortality rate used is from the table shown in the Policy Schedule.

Value B

Value B is determined in accordance with the Standard Non-Forfeiture Value Method. At the end of any Policy year, Value B is calculated as the excess, if any, of the then net single premium for the Face Amount of this Policy over the then present value of the Annual Non-forfeiture factor corresponding to any premiums which would have later become due.    The Annual Non-forfeiture factor is shown  in  the Policy Schedule. Calculations are based on the interest and mortality assumptions described in Basis of Computation.

Surrender Charge

The Policy Surrender Charge cannot exceed the Maximum Surrender Charge, and it is equal to the Tabular Accumulation Value less the Tabular Cash Value on the date of policy surrender.  The Maximum Surrender Charge per $1,000 of Face Amount is shown in the Policy Schedule.

Tabular Values

The tabular values per thousand of Face Amount (i.e. Tabular Accumulation Value and Tabular Cash Value) at the end of certain Policy Years are shown in the Policy Schedule. These values assume all Premiums have been paid to the end of that Policy Year and that there is no outstanding policy loan. We determine the tabular values as of a date within a Policy Year by adjusting for time elapsed and premiums paid.

The Tabular Accumulation Value at the end of a Policy Year is the greater of:

(a)	Value A; or

(b)	Value B.

The Tabular Cash Value at the end of a Policy Year is the greater of:

(a)	Value A less Maximum Surrender Charge, if applicable; or

(b)	Value B.

ICC16-VL-3 (09/16)	Page 17

Accumulation Value and Cash Value

The Accumulation Value and the Cash Value of this Policy vary daily.

Accumulation Value

If no Premium is due and unpaid, the Accumulation Value on a date is equal to (a) + (b) + (c) where:

(a)	is the Tabular Accumulation Value on that date;

(b)
is the Net Single Premium for the Variable Insurance Amount on that date. The Net Single Premium will be positive, negative, or zero depending on whether the Variable Insurance Amount is positive, negative, or zero; and

(c)	is the Excess Investment Return for the period from the first day of the Policy Year to the calculation date. The Excess Investment Return can be positive, negative, or zero.

Cash Value

The Cash Value is equal to the Accumulation Value less the Policy Surrender Charge.

If a premium is due and unpaid and a Surrender Option has not yet become effective, the Accumulation Value and Cash Value are those values as of the due date of the first due and unpaid Premium plus the Excess Investment Return for the period from the due date of the first due and unpaid Premium to the calculation date. The Excess Investment Return can be positive, negative, or zero for this period.

If this Policy is being continued as Paid-Up or Extended Insurance, the Cash Value on any date will  equal  the  net  single  premium   for  such insurance on that date calculated on the mortality and interest basis indicated  in Basis  of Computation below.

Net Single Premium for the Variable Insurance Amount

On any day, the Net Single Premium for any Variable Insurance Amount is equal to the Variable Insurance Amount multiplied by the Net Single Premium per $1.00 of Insurance factors, as shown on the Policy Schedule. Mid-policy year factors are available upon request.
H.  Basis of Computation

Present values and net single premiums used in calculating Tabular Cash Values, Tabular Accumulation Values, the period of extended coverage and Cash Values under the Extended Term Insurance Option, and the amount of insurance and Cash Values of both the Paid-Up Insurance Option and the Variable Insurance Amount, are based on the Mortality Table and Assumed Interest Rate listed in the Policy Schedule and assuming continuous payment of claims.  We determine net single premiums and present values within a Policy Year with adjustments for time elapsed.

A statement of the method of calculating Cash Values and paid-up non-forfeiture benefits has been filed with the Interstate Insurance Product Regulation Commission. Cash Values and paid-up nonforfeiture benefits under this Policy are not less than the minimum values and benefits required by Section 4.C.(6) of NAIC Model Regulation 270 (Variable Life Insurance Model Regulation).  Any benefit provided by an attached rider will not increase these values unless so stated in that rider.

I.   Policy Loans

Loan Amount Available

Provided you meet the terms of this Policy, you may borrow from the Cash Value of your Policy.

You will be permitted to borrow up to the Loan Amount Available.

The Loan Amount Available will be the Loan Value less:

1.	any existing Policy Loan Balance;

2.	any loan interest at the Policy Loan Interest Rate to the next Policy Anniversary;

3.	any due and unpaid Premium.

Loan Value

The Loan Value of your Policy will be equal to:

1.	75% of the Cash Value during the first three policy years; or

2.	90% of the Cash Value after the first three policy years.

ICC16-VL-3 (09/16)	Page 18

If this Policy is continuing in force as Paid-Up Insurance, the Loan Value will be the Cash Value on the next Policy  Anniversary, less interest at the Policy Loan Interest Rate to the next Policy Anniversary.

If this Policy is continuing in force as Extended Term Insurance, it has no Loan Value.

The Minimum Policy Loan Amount is specified in the Policy Schedule, or is the Loan Amount Available, if less. The minimum amount does not apply to any loan made under the Automatic Premium Loan Provision.

Policy Loans and Loan Repayments

You may request and obtain all or part of the Loan Amount Available by giving us Notice. The security we require is the Policy.

A Policy Loan may be repaid in full or in part at our Administrative Office.  The Minimum Policy Loan Repayment Amount is the Loan Balance or the Minimum Policy Loan Repayment Amount specified in the Policy Schedule, whichever is less. We may defer Policy Loan proceeds under conditions described under Deferment. However, Policy Loans used to pay premiums on policies issued by us will not be deferred.   Any payment intended to repay a Policy Loan should be so designated. Any payment not designated as a loan repayment or premium payment shall be returned.

Policy Loan Balance

The Policy Loan Balance on any date is equal to the total of all outstanding Policy Loans, plus loan interest accrued at the Policy Loan Interest Rate to that date.

Loan Default

This Policy will go into Default on any Date on which the Policy Loan Balance exceeds the Cash Value. This Policy will lapse, and thereby terminate without value, 31 days after we have mailed you Notice of  such Default unless the excess indebtedness is repaid. A Policy that has lapsed may later be reinstated. (See Reinstatement.)

Interest on Policy Loans

Interest on Policy Loans will accrue daily at the effective annual interest rate shown in the Policy Schedule (the Policy Loan Interest Rate). Interest is
due and payable at the end of each policy year. Interest is  also payable on the  date  the  loan  is repaid.  If interest is not paid, the loan will be increased by that amount.

Effect of a Loan

A Policy Loan will increase the Policy Loan Balance by the amount of the loan. When a Policy Loan is made, a part of the Cash Value equal to the loan amount is transferred  from the Subaccounts and the Fixed Account, if applicable, to the Loan Account.

Conversely, a loan repayment will decrease the Policy Loan Balance by the amount of the loan repayment.  When a loan repayment is made, a portion of the Cash Value in the Loan Account equal to the amount of the loan repayment will be transferred back into the Subaccounts and/or the Fixed Account, if applicable.

On the first Valuation Day of each Policy Year, and at the time a loan is taken or repaid, a Policy Loan will be made for any loan interest accrued and unpaid as of that time, and a corresponding transfer of Cash Value into the Loan Account will be made. Concurrently, a “loan balancing” transfer will be made from the Loan Account to the Subaccounts and/or Fixed Account. The amount of the transfer will be equal to the amount which, when subtracted from the Loan Account Benefit Base, will equalize the Loan Account Benefit Base and the Loan Balance.   Amounts that are transferred into the Loan Account will no longer earn the rates of return applicable to the originating Subaccounts and/or Fixed Account. Instead, they will be credited with the Loan Account Interest Rate during the period the loan is outstanding. Therefore, any Policy Loan will permanently affect the Surrender Value and the Variable Insurance Amount, whether or not repaid in whole or in part.

Policy Loans will be allocated among the Subaccounts and/or the Fixed Account in the same proportion as each Subaccount Benefit Base and/or the Fixed Account Benefit Base bears to the Net Benefit Base.

Loan repayments and loan balancing transfers will be allocated among the Subaccounts and/or Fixed Account using the Premium allocation percentages then in effect. Any Policy Loan Balance will be deducted from the proceeds payable upon death or surrender.

ICC16-VL-3 (09/16)	Page 19

J.  Surrenders

Surrender Value

The Surrender Value of this Policy is equal to:

1.	the Cash Value; less

2.	any Policy Loan Balance.

The Surrender Value at any time other than on a Policy Anniversary will be calculated with allowance for the lapse of time from the preceding Policy Anniversary.

Surrender of Policy

You may surrender your Policy for its Surrender Value. Upon surrender, this Policy terminates. The Surrender Value will be:

1.	paid to you in one sum; or
2.	applied under a Payment Option you elect. Your request for a full surrender of your Policy will be effective on the date we receive both your Policy and your Notice to surrender your Policy.

We may defer sending surrender proceeds under the conditions described in Deferment.

Surrender Value (Non-Forfeiture) Options

You may surrender your Policy under the Surrender Value Options below, if no premiums are due and unpaid. Not later than 60 days after the due date of any unpaid premium, if the Insured is alive, you may elect a Surrender Value Option. Election is made by giving us Notice.

If the  policy defaults, as provided in the Default Due to Non-Payment of Premiums section, and if no election is made within 60 days of any unpaid premium, then this Policy  will continue as Extended Term Insurance.  If this Policy is issued with non-standard additional premiums, Extended Term Insurance is not available and Paid-Up Insurance will be the automatic option.

When a Surrender Value Option becomes effective, all additional benefits attached to this Policy will terminate unless otherwise provided.  We will refund the part of any premium which applies to a period after surrender.

The Policy Schedule shows the Tabular Cash Value and the amount of Paid-Up Insurance that would be purchased by the Tabular Cash Value at the end of certain policy years. Values not shown are available on request. The termination date of Extended Term Insurance purchased by the Tabular Cash Value is shown, if it is an available option.  The actual amount of Paid-Up Insurance purchased, or the termination date of Extended Term Insurance, is dependent upon the Surrender Value of this Policy as described below.

When the Policy is continued as Paid-Up or Extended Term Insurance, the Subaccount Benefit Base is transferred from the Separate Account to the Company’s General Account.

The Surrender Value Options are:

1.	Paid in Cash: You may surrender this Policy for its Surrender Value. Upon surrender, this insurance terminates. The Surrender Value will be paid to you in one sum.

Surrender will be effective on the date we have received both this Policy and Notice from you. We may defer surrender proceeds under conditions described under Deferment.

2.
Paid-Up Insurance:  This Policy may be continued in force as Paid-Up Insurance. No further premiums are payable. The amount of Paid-Up Insurance will be calculated using the Surrender Value of this Policy as of the due date of any unpaid premium at the then current age of the Insured.  Cash values in the paid-up policy will be based on the Mortality Table and Assumed Interest Rate described on the Policy Schedule.

3.
Extended Term Insurance:  This Policy may be continued as Extended Term Insurance. No further premiums are payable. The amount of Extended Term Insurance will be the Death Benefit of this Policy less any Policy Loan Balance. The term of coverage for the Extended Term Insurance will be calculated using the Surrender Value of this Policy as of the due date of any unpaid premium at the then current age of the Insured. If this Policy is issued with non- standard additional premiums, Extended Term Insurance is not available. Cash values for the extended term policy will be based on the Mortality Table and Assumed Interest Rate described on the Policy Schedule.

If  the  insurance amount  under  the  Paid-Up Insurance   Option   is  greater   or  equal  to  the insurance  amount  under  the  Extended  Term

ICC16-VL-3 (09/16)	Page 20

Insurance Option, coverage will be provided only under the Paid-Up Insurance Option.

Surrender of Paid-Up or Extended Term Insurance

You may surrender Paid-Up or Extended Term Insurance at any time for the then current value. Such current value is equal to a net single premium for the benefits provided based on the Attained Age of the insured at the time of surrender. Surrender charges  will  no   longer  apply   if  Paid-Up  or Extended Term Insurance is surrendered.

If the Paid-Up or Extended Term Insurance is surrendered within 31 days after a policy anniversary, and no Policy Loan was taken after the anniversary, the Surrender Value will not be less than the Surrender Value on that anniversary.

Surrender will be effective on the date we have received both  this Policy  and Notice from you. Upon surrender, this Policy terminates.   The Surrender Value will be:

1.    paid to you in one sum; or;

2.    applied under a Payment Option you elect.

We may defer surrender proceeds under conditions described under Deferment.

K. Changing Net Benefit Base Allocations

Upon written request, you may change the allocation of your Net Benefit Base among the Subaccounts, or among the Subaccounts and the Fixed Account, through a Transfer of Net Benefit Base, Systematic Transfers or Automated Subaccount Reallocations, as described below.   You may  transfer all of a portion of the Net Benefit Based between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account by providing us with a written request.   There is a limit of six transfers between two or more Subaccounts in any 12-month period. Such written request must include the Owner’s name, Policy number, Subaccount name and new allocation percentages, Owner’s signature and date of signature. When such written request is received in good order by our Administrative Office before 4:00 p.m. EST, reallocation will be effective on the date of receipt.

Only  the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.
Transfer of Net Benefit Base

If you give us Notice, you may transfer all or a portion of the Net Benefit Base between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account. The number of transfers under this section is limited to six in any 12-month period. Only one such transfer either to or from the Fixed Account is allowed in any 12-month period.

The minimum transfer amount is specified on the Policy Schedule.  Each transfer from the Fixed Account is limited to the greater of $1,000 or the Maximum  Fixed Account Transfer Percentage shown in the Policy Schedule, applied to the Fixed Account Benefit Base. Each transfer to the Fixed Account may  not be more than the amount that would cause the ratio of the Fixed Account Benefit Base to the Net Benefit Base to exceed the Maximum Fixed Account Allocation Percentage specified in the Policy Schedule.

We charge a fee for certain transfers (including those involving the Fixed Account) as indicated in the Policy Schedule. The transfer fee, if applicable, will be deducted in proportion to the amounts transferred to the Subaccounts and/or the Fixed Account.

A transfer of Net Benefit Base made while the Automated Subaccount Reallocation Option is in effect will automatically terminate the Automated Subaccount Reallocation Option.  We may defer transfers from  the Fixed Account under the conditions described in Deferment.

Systematic Transfer Option

If you give us Notice, you may request that a specified dollar amount of the Benefit Base be transferred from any one or more Subaccounts (the “originating Account(s)”) to any one or more other Subaccounts (the “receiving Account(s)”) at monthly or quarterly intervals, as selected. The first such systematic transfer will occur on the first Valuation Day of the Policy Month or Policy Quarter, as applicable, that next follows the date we receive your Notice.  Transfers under this option may not be designated either to or from the Fixed Account.

The minimum amount that may be transferred either from or to any one Account is specified in the Policy Schedule. All transferred amounts must be specified in whole dollars.   Transfers made under the Systematic Transfer Option are not included in the

ICC16-VL-3 (09/16)	Page 21

yearly transfer count for purposes of determining whether a transfer fee applies. (See Transfer of Net Benefit Base) However, we may impose a charge in the future for this Option. The Systematic Transfer Option will terminate if and when the Benefit Base remaining   in  the  entire   source  Subaccount  is depleted.

We may terminate the Systematic Transfer Option or modify our rules governing this option at our discretion upon giving you 31 days written notice.

Automated Subaccount Reallocation Option

If  you  give   us   Notice,   we   will  automatically reallocate the Subaccount Benefit Base at quarterly intervals according to the most recent Premium Allocation on file with us. The first such reallocation will occur on the first Valuation Day of the Policy Quarter that next follows the date on which we receive your request.

Upon  reallocation,  the   amount  of  Subaccount Benefit Base allocated to each Subaccount will be equal to (a) multiplied by (b), where:

(a)	is equal to:

1.	the allocation percentage you have specified for that Subaccount; divided by

2.	the sum of the allocation percentages for all such Subaccounts; and

(b)	is equal to the sum of the Benefit Bases in all of the Subaccounts at the time of the reallocation.

Any requested change in your Premium Allocation percentages will be reflected in the next quarterly reallocation following the change.

The reallocation will only affect the allocation of the Benefit Bases among the Subaccounts.  It will not affect the Fixed Account Benefit Base.

Reallocation transfers of Benefit Base made under this option are not subject to the minimum transfer amount described under Transfer of Net Benefit Base. Currently, we do  not charge for  transfers made under this option; however, we may impose such a charge in the future.

A Transfer of Net Benefit Base made while this Automated Subaccount Reallocation Option is in effect will automatically terminate the Option. You may subsequently re-elect this Option by giving us Notice in the manner described above.
We may terminate this option or modify our rules governing this Option upon giving you 31 days written notice.

L.  Reinstatement

If this Policy lapses due to Loan Default, or Default due to Non-Payment of Premiums, it may be reinstated at any time within three years after Default. You may request reinstatement by giving us Notice. A Policy that has been surrendered for cash or for which the Extended Term Insurance Option has been in effect and has subsequently expired may not be reinstated.

To reinstate this Policy, we will require you to:

1.	present evidence acceptable to us that the Insured is insurable at the same Premium Class as on this Policy’s Issue Date, and

2.	pay us the greater of:

(a) (i) all Premiums from the date of default with interest to the date of reinstatement; plus

(ii) any Policy Loan Balance (plus interest to the date of Reinstatement) in effect at the end of the Grace Period following the date of default; or

(b) 110% of the increase in Cash Value resulting from Reinstatement.

3.	pay us any Policy Loan Balance that arose after this Policy was continued as Paid-Up Insurance and that is in effect on the date of reinstatement.

The Accumulation Value,  Cash  Value,  and Maximum Surrender Charge of the Reinstated Policy will be as if no lapse had occurred.  Interest is calculated at the Reinstatement Interest Rate shown in the Policy Schedule.

We will send you the necessary application and other requirements within 15 days after we receive your Reinstatement request.  We may require that you return this Policy to us in order to put the Reinstatement into effect.

The Reinstatement date will be the date we approve the Reinstatement application. We will have two years from the effective date of Reinstatement to contest the truth of statements or representations in your Reinstatement Application.    (See Not Contestable After Two Years.) The suicide period will continue to be that period which would have been in effect had no Default occurred. (See Suicide within Two Years.)

ICC16-VL-3 (09/16)	Page 22

M.  Amount of Proceeds

Maturity Proceeds

The Surrender Value of this Policy is payable on the Maturity Date if the Insured is still living and this Policy is in force. Upon maturity, this Policy terminates.

Death Proceeds

Death Proceeds are payable upon the death of the Insured prior to the Maturity Date while this Policy is in force. Death Proceeds will be the sum of:

1.	the Death Benefit of this Policy;

2.	any insurance on the life of provided by benefit riders; and

3.	the part of any Premium paid which applies to a period after the Insured's death;

less the sum of:

1.	any Policy Loan Balance; and

2.	the part of any Premium due and unpaid which applies to a period before the Insured's death.

We will pay interest on the above from the date of death to the date of payment, at the rate in effect on the date of death, under the Proceeds Left at Interest Payment Option.

Additional interest, at a rate of 10% will be paid if the Death Proceeds are not paid within 31 calendar days from the latest of:

i.	Our receipt of due proof of the Insured’s death,

ii.	Our receipt of sufficient information to determine the extent of liability and payee; and

iii.
Removal of any legal impediments to payment of proceeds that were dependent upon parties other than us.  Legal impediments include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

Due proof of the Insured’s death will consist of a certified copy of the Insured’s death certificate or other lawful evidence providing equivalent information and proof of the claimant’s interest in the proceeds.  Such additional interest will be paid from the date that is 31 calendar days from the latest of i., ii., and iii. above to the date of payment.

Death Benefit

This Policy’s Death Benefit will be the sum of:

1.	the Face Amount; and

2.	the Variable Insurance Amount, if positive.

N. Policy Changes

Changing the Premium Class

You may  request a change in the Premium Class by giving us Notice. The change will go into effect on the date the change is approved. We may require evidence of insurability prior to approving any change in Premium Class that could include  but is not limited to medical, non-medical, tobacco use, and occupational risk factors.  The following guidelines apply:

1. The policy should be up-to-date in regard to premium payments.

2. Upon a request for a change of Premium Class, we will provide you with the necessary forms.  The forms should be completed and submitted to Foresters Life Insurance and Annuity Company Inforce Services Department at the administrative address on the Policy Schedule.

We  will send you written  notice  to let you know whether or not your request is approved.

O. Payment of Proceeds

Payment

Death Proceeds are payable after receipt of a certified death certificate, a signed claimant’s statement and either return of the Policy or a signed lost policy affidavit in good order at the Administrative Office.

Any amount to be paid at the Insured’s death or at any other termination of this Policy (the “Proceeds”) will be paid in one sum unless otherwise provided. Proceeds of less than $1,000 are paid in a single payment.   Proceeds of $1,000 or more may be applied to any Payment Option.

ICC16-VL-3 (09/16)	Page 23

If a Payment Option is elected, the Beneficiary(ies) may receive the Death Proceeds in a stream of payments or leave them to accumulate at interest.

If no Payment Option is elected, interest at the rate then being paid on Proceeds Left at Interest will be paid on the Proceeds to the date of payment.

Election of Payment Option

1.	By Owner: While the Insured is alive, you may, by Notice to us, elect a Payment Option or change a previous election.

2.	By Beneficiary: At the time Death Proceeds are payable, a Beneficiary may, by Notice to us, elect a Payment Option if you made no election prior to the Insured’s death.

Payment Option Availability

All or a portion of the Proceeds may be applied to one or more of the Payment Options.

At the time of their commencement, any benefits provided by the Payment Options below will not be less that those provided by the application of the Surrender Value to purchase a single consideration immediate annuity at purchase rates offered by us at the time to the same class of annuitants.

For Payment Options (1) through (3):

(a)	Payments will begin on the date the Proceeds are applied; and

(b)	We require that the Payment Option elected produce a payment of at least $50.00 per period, otherwise another Payment Option must be chosen.

Any payment by us under this Policy is payable at our Administrative Office.

Payment Options

1.  Payment for a Designated Number of Years

We will pay the Proceeds over a period of years in either equal monthly, quarterly, semi-annual or annual payments.  The period of years may not exceed 25 years.  Payments include interest at 1% and may be increased by additional interest.
Guaranteed minimum monthly payment for each $1,000 of proceeds applied.
Years	Payment	Years	Payment	Years	Payment
1 2 3 4 5 6 7	$83.71 42.07 28.18 21.24 17.08 14.30 12.32	8 9 10 11 12 13 14	10.83 9.68 8.75 7.99 7.36 6.83 6.37	15 16 17 18 19 20 25	5.98 5.63 5.33 5.05 4.81 4.59 3.76

2.  Payment of Life Income

We will pay the Proceeds for as long as the payee is living in either equal monthly, quarterly, semi- annual or annual payments. The amount of payment will depend on the adjusted age and sex of the payee. The adjusted age is equal to the age as of the payee’s birthday last preceding the Payment Option commencement.  If the payee is not an individual, the amount of payment will depend on the age and sex of a designated person chosen by the payee and agreed to by us. We will require acceptable proof of age for the payee or designated person.

We may require proof that the person on whose life the payments are based is alive when each payment is due.  We may discontinue payments until we receive satisfactory proof of survival. Any of the following provisions may be chosen. If the amount of payments for different guaranteed periods is the same at any given age, we will deem the longer period to have been chosen.

(a)
Life Income with a 10 or 20 Year Guaranteed Period - Payments are guaranteed for 10 or 20 years, as elected, and for the life of the payee or designated person thereafter.   During the guaranteed period of 10 or 20 years, the payments  may  be  increased  by   additional interest.

(b)	Life Income with a Guaranteed Return - The sum of the payments made and any payments due at the death of the payee or designated person are guaranteed to never be less than the Proceeds applied.

(c)	Life Income Only - Payments will be made only while the payee or designated person is alive.

The minimum payments are based on the 2012 IAR Table with a guaranteed interest rate of 1%.

ICC16-VL-3 (09/16)	Page 24

3.  Payment of a Designated Amount

We will pay the Proceeds in equal monthly, quarterly,  semi-annual, or annual payments. Payments will continue until the Proceeds applied and interest at 1% and any additional interest are exhausted.

4.  Proceeds Left at Interest

For any period agreed on, the Proceeds may be left with us. Interest on the Proceeds will be paid at the Proceeds Left At Interest-Guaranteed Interest Rate indicated in the Policy Schedule and may be increased by additional interest. The interest may be paid monthly, quarterly, semi-annually or annually, as elected, or may be left with us to accumulate.

Payment Contracts

When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy. The Payment Contract will contain the terms and conditions applicable to the payee and the payment of the Proceeds under the Payment Option elected.

ICC16-VL-3 (09/16)	Page 25

INDIVIDUAL VARIABLE LIFE INSURANCE POLICY

▪    Fixed Premiums Payable until the earlier of End of Premium Period or Death of Insured

▪    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date

▪    Options for Payment of Proceeds

▪    Non-Participating – No Annual Dividend

If you have any questions concerning this Policy or if anyone suggests that you change or replace this Policy, please contact your Foresters Life Insurance and Annuity agent or the Company.

ADMINISTRATIVE OFFICE
Correspondence and Notices should be addressed to us at:
Foresters Life Insurance and Annuity Company
[In Force Services Department]
[Raritan Plaza 1, P.O. Box 7836]
[Edison, NJ 08818-7836]
[1-800-832-7783]

Foresters Life Insurance and Annuity Company
[40 Wall Street, New York, N.Y. 10005]
[1-800-832-7783]

ICC16-VL-3 (09/16)